UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




         Date of Report (Date of Earliest Event Reported) March 16, 2005


                           VIKING CAPITAL GROUP, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)


         Utah                            0-22744                  87-0442090
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(State or other jurisdiction    (Commission File Number)    (IRS Employer
 of incorporation)                                           Identification No.)


       Two Lincoln Centre, 5420 LBJ Freeway, Ste 300, Dallas, Texas 75240
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               (Address of Principal Executive Offices) (Zip Code)


                                 (972) 386-9996
                                 --------------
              (Registrant's telephone number, including area code)



          (Former Name or Former Address, if Changed Since Last Report)

Item 1.01   Entry into a Material Definitive Agreement

On March 16, 2005, William J. Fossen, the former Chairman and CEO of the Registrant, signed an agreement related to the Registrant's change of control previously reported on January 27, 2005, whereby Mr. Fossen is selling his 100,000 Class B Viking shares to United Re Insurance Group Limited, a separate company controlled by R. Steve Mills, for a promissory note in the amount of $650,000, pending final closing to occur April 1, 2005. Also on March 16, 2005, and by separate letter, Mr. Fossen returned all of his outstanding unexercised options for purchase of the Registrant's shares in the total amount of 18,300,000 shares at the weighted average exercise price of approximately $0.11, and forgave all prior deferred compensation owed to him by the Registrant in the amount of approximately $1,145,339. Additionally, on March 16, 2005, in another separate transaction the Registrant agreed to accept 100,000 common shares of CB, Inc., a private Nevada Corporation affiliated with Mr. Fossen, in full payment of Mr. Fossen's previously outstanding promissory note obligation to the Registrant in the amount of approximately $101,970. The CB, Inc. shares represent less than 5% of their total issued and outstanding.

On March 17, 2005 Matthew W. Fossen, a former officer and director of the Registrant, also signed an agreement to assist Viking in its debt restructuring and efforts to reduce total dilutive option shares outstanding. In said agreement, M. W. Fossen forgave a total of approximately $441,960 in past due and accrued salary with the exception of approximately $5,414 for which he was paid cash. M. W. Fossen also agreed to return unexercised options to Registrant to purchase 5,000,000 common shares at $0.06 per share and 1,000,000 options to purchase common shares at $0.25 per share.

Separately, the Registrant has agreed to accept 28,190 common shares of Mvention, Inc., a Texas corporation affiliated with M. W. Fossen, in full payment of M. W. Fossen's previously outstanding promissory note obligations to Registrant in the total amount of approximately $28,190 including accrued interest. Additionally, the Registrant has agreed to purchase 140,000 common shares of Mvention, Inc. for $20,000 cash and 1,500,000 Viking class A common restricted shares valued at $0.08 per Viking share. The Registrant's holdings in Mvention, Inc. will constitute less than 5% of the issued and outstanding shares of Mvention, Inc.

Item 3.02    Unregistered Sales of Equity Securities

On March 17, 2005, the Registrant received approximately $250,000 in cash from Director G. David Henry under terms that involved conversion of debt owed to him by the Registrant, exercise of options, and purchase of new issue and restricted Class A common shares ("shares"). Mr. Henry exercised options to purchase a total of 15,555,556 shares at a weighted average exercise price of $0.06 in the total amount of $900,000. Further, Mr. Henry purchased an additional 2,500,000 shares at the price of $0.0632 for a total amount of $158,000. Mr. Henry already held promissory notes and accrued interest receivable from the Registrant in the amount of approximately $808,000. The total purchase price of $1,058,000 was comprised of promissory notes, accrued interest and the cash.

On March 16, 2005, another Director of the Registrant, Robin M. Sandifer, agreed to convert an outstanding note payable by the Registrant in the amount of $196,500, plus accrued interest of approximately $58,033, at the price of $0.08 per share, in consideration for 3,181,662 new restricted common shares. A related party to Mr. Sandifer also converted a $60,000 note receivable from the Registrant at the same price to 750,000 new shares. In addition, Mr. Sandifer returned options to the Registrant unexercised that would have allowed him to purchase another 1,000,000 shares at the price of $0.06 in order to assist the Registrant in further reducing its dilutive options outstanding.

Pursuant to the requirements of Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        Viking Capital Group, Inc.


Date: March 21, 2005                    /s/ Roger Kron
                                        ----------------------------
                                        Roger Kron
                                        Sr. vice president, CFO, Secretary